Exhibit 99.4

February 3, 2023

Ms. Kelly Rentzel

Executive Vice President, General Counsel and Secretary

First Foundation Inc.

200 Crescent Court, Suite 1400

Dallas, TX 75201

Kelly,

I have reviewed a letter from you of even date addressed to Charles Flores, as registered agent of Hell or High Ranch Water LLC (“HOHRW LLC”) and would like to clarify the following:

First, I do not represent any of Mr. Flores, Beck Redden LLP or HOHRW LLC in any capacity and I have a hard time believing that you might, in good faith, think otherwise.

Second, I never requested that “all correspondence regarding the February 2nd Letter be sent to” my attention. Since you included a copy of the letter I sent you yesterday, in which you claim that I made that request, with your letter to Mr. Flores, you obviously know that is not the case.

To put this in context, Driver Opportunity Partners I LP (“Driver”) has nominated Lila Ontiveros and Allison Ball for election to the board of directors (the “Board”) of First Foundation, Inc.’s (“FFWM”) 2023 annual meeting of shareholders. Based on a plain reading of a letter from you to Mr. Flores dated February 2, 2023, you claim that Ms. Flores is a manager of HOHRW LLC and that the existence of any ownership interest in HOHRW LLC was not disclosed in the notice of nomination (the “Notice of Nomination”) submitted by Driver on December 30, 2022. To the extent that you contend that any of these alleged facts might render the Notice of Nomination deficient in any way, common practice would dictate that you would deliver notice of any purported deficiency to Driver or its counsel. Indeed, the Notice of Nomination clearly states:

If FFWM contends this Notice is incomplete or is otherwise deficient in any respect, please notify our counsel, Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019, Attention: Sebastian Alsheimer, Esq., telephone (212) 451-2246, facsimile (212) 451-2222, email: salsheimer@olshanlaw.com, setting forth the facts that FFWM contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Driver Management will assume that FFWM agrees that this Notice complies in all respects with the requirements of the Bylaws. Driver Management reserves the right to withdraw or modify this Notice at any time.

However, rather than notifying Driver (or its counsel) of an alleged deficiency in the Notice of Nomination, you delivered a “Preservation Notice” to Mr. Flores in which you made an entirely illegitimate request that Mr. Flores preserve documents and communications related to HOHRW. Based on references regarding your legal acumen given to me by Peter Bartholow and others, I assume that you are more than aware that FFWM has no right—nor does it have any reason to claim such a right—to request Mr. Flores preserve anything and that the primary purpose of the so-called “Preservation Notice” was to harass and intimidate Ms. Flores and Ms. Ball.

While I did state “[i]f you have any questions for either Allison or Lila, just send them to me and maybe we can handle things in a more reasonable manner,” that statement was intended—and I believe the intent was very clear from the larger context—to mean that if FFWM is claiming that the Notice of Nomination was deficient in any way, those claims should be addressed to me as the representative of Driver, the nominating FFWM stockholder.

Driver has repeatedly sought to engage with FFWM regarding its concerns and will continue to do. Driver’s preference is to resolve this matter privately through a negotiated settlement, the aim of which would be to bring needed change to the composition of the Board in order to provide the oversight, including with respect to interest rate and liquidity risk management, that is currently so lacking, which Driver believes contributed to the 44% decline in FFWM’s stock price during 2022.

Soundview Plaza

1266 East Main Street, Suite 700R

Stamford, CT 06902

Given FFWM management’s apparent preference for gamesmanship rather than engagement, however, Driver is assuming that the question of how the Board is to be constituted will be left for FFWM stockholders to decide in contested director election. Obviously, the record of attempting to obstruct Driver in its exercise of its fundamental rights as a FFWM stockholder that FFWM has created to date may be of considerable interest to FFWM stockholders when determining how to cast their vote.

For the purposes of clarity, again, (x) I do not represent any of Mr. Flores, Beck Redden LLP or HOHRW LLC in any capacity and (y) please direct any claims regarding any alleged deficiency in the Nomination Notice to me rather than continue to broaden the circle of targets of your harassment.

/s/ J. Abbott R. Cooper

CC:     Charles Flores, Esq.

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